UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Sensei Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SENSEI BIOTHERAPEUTICS, INC.

1405 Research Boulevard, Suite 125

Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 10, 2023

Dear Stockholder:

The Annual Meeting of stockholders of Sensei Biotherapeutics, Inc. (the “Company”) will be held on Monday, July 10, 2023 at 11:00 a.m. Eastern Daylight Time (the “Annual Meeting”). To facilitate stockholder participation in the Annual Meeting, the Annual Meeting will be held through a live webcast at www.proxydocs.com/SNSE. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:

1.	To elect the Board’s nominees, Bob Holmen, Kristian Humer and Deneen Vojta, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. This year's Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/SNSE and entering the Control Number included in your proxy card, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 10:45 a.m. Eastern Daylight Time, on Monday, July 10, 2023. The record date for the Annual Meeting is June 15, 2023. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on July 10, 2023.

The proxy statement and annual report to stockholders are available at www.proxydocs.com/SNSE.

By Order of the Board of Directors,

/s/ Christopher W. Gerry

Christopher W. Gerry

General Counsel and Secretary

Rockville, Maryland

June 15, 2023

Whether or not you expect to attend the virtual Annual Meeting, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) over the Internet before the Annual Meeting at www.proxypush.com/SNSE and during the Annual Meeting at www.proxydocs.com/SNSE, (2) by telephone by calling the toll-free number (866) 284-5317, or (3) by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

SENSEI BIOTHERAPEUTICS, INC.

1405 Research Boulevard, Suite 125

Rockville, Maryland 28510

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 10, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Sensei Biotherapeutics, Inc. (the “Board of Directors”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet. We intend to mail these proxy materials on or about June 15, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

To facilitate stockholder participation in the Annual Meeting, this year the Annual Meeting will be held through a live webcast at www.proxydocs.com/SNSE. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.proxydocs.com/SNSE.

You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on June 15, 2023, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.proxydocs.com/SNSE and enter the Control Number found next to the label “Control Number” on your proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on July 10, 2023.

What if I cannot find my Control Number?

We will have access to a list of control numbers for registered stockholders in the event of a lost number. You may also consult your Mediant Relationship Manager for assistance. Typically, “guest” access is not permitted. Please consult with your Mediant Relationship Manager if you would like to permit guest access.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on the record date will be available for inspection at our corporate office for the 10 days ending on the day before the Annual Meeting. If you want to inspect the stockholder list, call our office at (484) 324-7933 to speak with our Investor Relations department to schedule an appointment.

Where can we get technical assistance?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email. The technical support number will not be posted publicly; it will be provided to meeting attendees via e-mail one hour prior to the meeting start time.

For the Annual Meeting, how do we ask questions of management and the board?

Stockholders may submit questions that are relevant to our business in advance of the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www/proxydocs.com/SNSE after logging in with your Control Number. We do not intend to post questions or answers to stockholder questions received during the Annual Meeting on our website.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 15, 2023 will be entitled to vote at the Annual Meeting. On this record date, there were 26,561,712 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 15, 2023 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 15, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares virtually at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

●	Proposal No. 1 – Election of three directors; and
●

Proposal No. 2 – Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote virtually at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote virtually even if you have already voted by proxy.

To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions provided via e-mail after registering at www.proxydocs.com/SNSE. You will need to enter the Control Number found in your proxy card.

To vote prior to the Annual Meeting you may vote via the Internet at www.proxypush.com/SNSE; by telephone; or by completing and returning the enclosed proxy card or voting instruction form, as described below.

•	To vote online, go to www.proxypush.com/SNSE. You will be asked to provide the Company number and control number found in the enclosed proxy card. Your vote must be received to be counted.

•	To vote over the telephone, dial toll-free (866) 284-5317. You will be asked to provide the control number found in the enclosed proxy card. Your vote must be received to be counted.
•

To vote by mail you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by July 10, 2023.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. To vote prior to the meeting, simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. You may access and vote at the meeting by registering to attend the meeting at www.proxydocs.com/SNSE using your control number on your voting instruction form and by requesting a valid proxy from your broker, bank or other agent.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 15, 2023.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone or through the internet at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies virtually, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1405 Research Blvd, Suite 125, Rockville, Maryland 20850.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 16, 2024 to our Corporate Secretary at 1405 Research Blvd, Suite 125, Rockville, Maryland 20850. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2024 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between March 12, 2024 and April 11, 2024. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you propose to bring business before an Annual Meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2023.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal No. 1, broker non-votes will have no effect and will not be counted toward the vote total for any of the director nominees. For Proposal No. 2, abstentions will be counted and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes

1	Election of Directors	Nominees receiving the most “For” votes.	No effect	No effect

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023	“For” votes from holders of a majority of the stock having voting power present virtually or represented by proxy at the 2023 Annual Meeting.	Against	Brokers have discretion to vote (1)

(1)

This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 26,561,712 shares outstanding and entitled to vote. Thus, the holders of 13,280,857 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting virtually or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently has nine members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in the class whose term of office expires in 2023: Bob Holmen, Kristian Humer and Deneen Vojta. Each of the nominees is currently a director of the Company and each nominee, other than Mr. Humer, was previously elected by the stockholders. Mr. Humer was recommended to the Nominating and Corporate Governance Committee for nomination by our Chief Executive Officer. If elected at the Annual Meeting, these nominees will serve until the 2026 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All of the directors attended the 2022 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience and capability in various areas necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, experience, judgment, commitment, skills, diversity, expertise and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

CLASS II DIRECTOR NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING

The following is a brief biography of each nominee for director and their ages as of June 15, 2023, along with a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director.

Bob Holmen, age 59

Bob Holmen has served as a member of our board of directors since January 2017. Mr. Holmen provides legal services focused on venture capital and private equity markets to investors through his boutique law firm Investor Counsel, where he has served as a Principal since 2016. Mr. Holmen has also served as a Managing Director since 2001 and Chief Financial Officer since 2002 at Miramar Venture Partners, a venture capital firm, and as a Principal of Holmen Ventures, a strategic financial consulting firm, since 2013. Prior to Miramar, Mr. Holmen served as an Executive Officer for CoCensys, Inc., a biopharmaceutical company, and First Consulting Group, Inc., a healthcare consulting firm. Mr. Holmen received a B.S. in Electrical Engineering from Stanford University and a J.D. from University of California, Berkeley School of Law. We believe that Mr. Holmen’s education and professional background in advising companies in the biotechnology industry qualifies him to serve on our board of directors.

Deneen Vojta, age 58

Deneen Vojta, M.D. has served as a member of our board of directors since January 2021. Dr. Vojta has served in various roles at UnitedHealth Group since 2006, including most recently as the Executive Vice President for Global Research & Development since 2016. Prior to UnitedHealth, she founded Mynetico, a company focused on the childhood obesity epidemic, and served as its Chief Executive Officer from 2003 to 2006. Prior to that, she served as the Chief Medical Officer of Health Partners from 1997 to 2000 and Frankford Health System from 2000 to 2003. Dr. Vojta has been a director of HIKMA Pharmaceuticals since 2022. Dr. Vojta received a B.S. from the University of Pittsburgh and an M.D. from Temple University School of Medicine. We believe that Dr. Vojta’s significant scientific experience and experience as an executive of life sciences companies qualifies her to serve on our board of directors.

Kristian Humer, age 48

Kristian Humer has served as a member of our board of directors since July 2021. Mr. Humer has served as the Chief Financial Officer and Chief Business Officer of Viridian Therapeutics Inc. since July 2021. Prior to Veridian, Mr. Humer served as Managing Director of Banking, Capital Markets and Advisory for the Global Healthcare team at Citigroup Inc., from 2017 to July 2021, where he helped lead the firm’s investment banking advisory engagements for small- and mid-sized biopharma and select large cap pharmaceutical companies. He previously served in a number of roles at Citigroup Inc., including Director, Healthcare Investment Banking from 2014 to 2016, Vice President, Healthcare Investment Banking from 2011 to 2013 and Associate, Healthcare Investment Banking in 2010. Prior to joining Citigroup Inc., Mr. Humer served as Vice President and Associate in the Investment Banking Division for the Global Healthcare team at Lehman Brothers, Inc. from 2007 to 2009. Mr. Humer started his career serving positions of increasing responsibility in the investment banking and private banking divisions of UBS AG and Merrill Lynch (a Bank of America company). He received an MBA from the Fuqua School of Business at Duke University and a B.A. (Hons) in Accounting & Economics from the University of Reading, United Kingdom. We believe that Mr. Humer’s experience in the biopharmaceutical industry and his years of investment banking and leadership experience qualify him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING

John Celebi, age 51

John Celebi has served as our President and Chief Executive Officer and a member of our board of directors since February 2018. Prior to joining us, from 2016 until February 2018, Mr. Celebi served as Chief Operating Officer of X4 Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company. Prior to X4 Pharmaceuticals, from 2011 until 2016, he served as Chief Business Officer at Igenica Biotherapeutics, Inc., an immunotherapy company. Prior to joining Igenica Biotherapeutics, Mr. Celebi served in various roles at ArQule, Inc., a biotechnology and pharmaceutical company from 2003 until 2011, including as Vice President of Business Development and New Product Planning and Alliance Management. Mr. Celebi received a B.S. in Biophysics from the University of California, San Diego and an M.B.A. from Carnegie Mellon University. We believe that Mr. Celebi’s perspective and deep experience in the biotechnology industry, as well as his experience leading our company as the President and Chief Executive Officer, qualifies him to serve on our board of directors.

Samuel Broder, age 78

Samuel Broder, M.D. has served as a member of our board of directors since April 2019. Prior to his retirement, Dr. Broder was Senior Vice President from 2012 to 2016 and Head of the Health Sector from 2015 to 2016 for Intrexon Corporation, a synthetic biology company. Prior to Intrexon, he served as the Executive Vice President for Medical Affairs and Chief Medical Officer at Celera Corporation from 1998 to 2010. Prior to Celera, Dr. Broder served as Senior Vice President, Research and Development and Chief Scientific Officer at IVAX Corporation from 1995 to 1998. Dr. Broder served as the director of the National Cancer Institute from 1989 to 1995 appointed by President Ronald Reagan, where he oversaw the development of numerous anti-cancer therapeutic agents. Dr. Broder has served as a director of Orion Biotech Opportunities Corp. since 2021. Dr. Broder received a B.S. from University of Michigan and an M.D. from the University of Michigan Medical School, with post-graduate training at Stanford University in Palo Alto. We believe that Dr. Broder’s significant scientific experience with therapeutic agents qualifies him to serve on our board of directors.

William Ringo, age 77

William Ringo has served as the chair of our board of directors since March 2022. Mr. Ringo most recently served as Interim Chief Executive Officer of Five Prime Therapeutics, Inc. (Five Prime) from September 2019 until April 2020. From 2010 until 2015, Mr. Ringo was a senior advisor with Barclays Capital, the global investment banking division of Barclays Bank PLC. From 2010 until 2015, Mr. Ringo served as a strategic advisor with Sofinnova Ventures, a life sciences-focused investment firm. Prior to his advisory roles with Barclays Capital and Sofinnova Ventures, Mr. Ringo served as Senior Vice President of Strategy and Business Development for Pfizer Inc., a biopharmaceutical company, from 2008 until his retirement in 2010. From 2004 to 2006, Mr. Ringo served as President and Chief Executive Officer of Abgenix, Inc., a biotechnology company acquired by Amgen, Inc. His experience in the global pharmaceutical sector also includes nearly 30 years with Lilly. Over the course of his career with Lilly, Mr. Ringo served in numerous executive roles, including Product Group President for oncology and critical care, President of internal medicine products, President of the infectious diseases business unit, and Vice President of sales and marketing for U.S. pharmaceuticals. He also was a member of Lilly’s operating committee. Mr. Ringo has been a director of Assembly Biosciences, Inc. since 2014 and has served as non-executive Chairman of the Board since 2015. In the last five years, Mr. Ringo was formerly a director of Five Prime, Immune Design Corp., Sangamo Biosciences, Inc., Mirati Technologies, Inc. and, prior to its being acquired by Lilly, Dermira, Inc. Mr. Ringo received a B.S. in business administration and an M.B.A. from the University of Dayton. We believe that Mr. Ringo’s significant scientific and board experience qualifies him to serve on our board of directors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

James Peyer, age 36

James Peyer, Ph.D. has served as a member of our board of directors since January 2020. In September 2019, Dr. Peyer founded Cambrian Biopharma, where he serves as the Chief Executive Officer. In 2018, Dr. Peyer founded Cleara Biotech, a biopharmaceutical company, where he served as Executive Director from February 2018 to June 2019. Dr. Peyer also founded and served as Managing Partner at Apollo Health Ventures GmbH from 2016 until March 2019. Prior to his service at Apollo Ventures, Dr. Peyer served as a consultant at McKinsey & Company from 2015 until 2016. Dr. Peyer received a B.A. in Biology from the University of Chicago and a Ph.D. in Stem Cell Biology at The University of Texas Southwestern Medical Center at Dallas. We believe that Dr. Peyer’s experience in the biopharmaceutical industry, his years of business and leadership experience and expertise qualifies him to serve on our board of directors.

Thomas Ricks, age 70

Thomas Ricks has served as a member of our board of directors since 2015. Mr. Ricks served as former Chief Investment Officer of H&S Ventures, LLC, a Forbes 150 family office, from 2001 until his retirement in 2018. Prior to his service, Mr. Ricks served as Chief Executive Officer of The University of Texas Investment Management Company from 1996 to 2001. Mr. Ricks has been a director of Ovintiv, Inc. since 2019 and currently serves as Chair of the Human Resources and Compensation Committee, and on the Corporate Responsibility and Governance Committee. He was a director of Newfield Exploration Company from 1992 to 2019 and most recently served as Chair of its Audit Committee. Mr. Ricks also served on the boards of several privately-held companies; BDM International (acquired by TRW), LifeCell Corporation, and Argus Pharmaceuticals. Mr. Ricks is a former director of the Ocean Institute, and a former member of the Investment Committees for St. David’s Foundation and the University of California – Irvine Foundation. Mr. Ricks received a B.A. in Economics from Trinity College and an M.B.A. from the University of Chicago. We believe Mr. Ricks’ extensive experience as a director of public and private companies in the healthcare industry qualifies him to serve on our board of directors.

Jessie English, age 59

Jessie M. English, Ph.D. has served as a member of our board of directors since April 2021. Dr. English served as the Chief Scientific Officer of Bakx Therapeutics, Inc. from November 2020 to November 2022. Prior to Bakx, Dr. English was the Chief Scientific officer at Tilos Therapeutics, Inc. from June 2018 to November 2019. Prior to that, she was the Vice President and Head of Discovery TIP-IO at EMD Serono, Merck KGaA from 2016 to May 2018. From 2012 to 2016, Dr. English served as the Head of Research at the Belfer Center Dana-Farber Cancer Institute, Harvard Medical School. Earlier in her career, she held various positions in the Department of Oncology Discovery at Schering-Plough Research Institute from 1998 to 2004, held various positions at Pfizer Research Technology Center from 2004 to 2008, was the Senior Director and External Discovery Oncology Lead at Merck Research Laboratories from 2008 to 2010 and was the Vice President, Kinase Biology at ArQule Inc. from 2010 to 2011. Dr. English received a B.S. in Biochemistry from Kansas State University, a Ph.D. in Neurobiology from the University of North Carolina at Chapel Hill and was a Postdoctoral Fellow at the University of Texas Southwestern Medical Center at Dallas. We believe that Dr. English’s significant scientific experience and experience as an executive of life sciences companies qualifies her to serve on our board of directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that all of our directors except for Mr. Celebi, representing eight of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has a Chairman, Mr. Ringo, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having a Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having a Board Chairman can enhance the effectiveness of the Board as a whole.

BOARD DIVERSITY

The table below provides information relating to certain voluntary self-identified characteristics of our directors. Each of the categories listed in the table below has the meaning as set forth in the applicable listing requirements of The Nasdaq Stock Market Rule 5605(f).

Board Diversity Matrix (As of June 15, 2023)
Board size	9
Gender		Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity		6	2		1
Number of directors who identify in any of the categories below
African American or Black
Alaskan Native or American Indian
Asian
Native Hawaiian or Pacific Islander
White		6	2
Two or More Races or Ethnicities
LGBTQ+
Undisclosed		1

Board Diversity Matrix (As of April 28, 2022)
Board size	9
Gender		Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity		6	2		1
Number of directors who identify in any of the categories below
African American or Black
Alaskan Native or American Indian
Asian
Native Hawaiian or Pacific Islander
White		6	2
Two or More Races or Ethnicities
LGBTQ+
Undisclosed		1

ROLE OF THE BOARD IN RISK OVERSIGHT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, cybersecurity and reputational. One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board Chairman coordinates between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the audit, compensation and nominating and corporate governance committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during the last fiscal year, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership and the number of meetings for the year ended December 31, 2022 for each of the Board committees:

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Science and Technology Committee
John Celebi
William Ringo (1)			X		X
Bob Holmen	X		X	*
James Peyer, Ph.D.			X		X		X
Samuel Broder, M.D.					X	*	X
Thomas Ricks	X	*	X
Deneen Vojta, M.D.			X		X		X
Jessie English, Ph.D.					X		X	*
Kristian Humer	X
Number of meetings in 2022	4		5		2		3

* Committee chair.

(1) Mr. Ringo was appointed as a member of the Compensation Committee and Nominating and Corporate Governance Committee in connection with his appointment to the Board in March 2022.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each current member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Thomas Ricks, Kristian Humer and Bob Holmen.

Thomas Ricks serves as the Chair of the Audit Committee. The Audit Committee met four times during 2022. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.senseibio.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Ricks qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Ricks’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The principal duties and responsibilities of our Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	reviewing related party transactions;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matter;
•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Thomas Ricks, Chair

Kristian Humer

Bob Holmen

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of five directors: Messrs. Ringo, Ricks and Holmen, and Drs. Peyer and Vojta. Mr. Holmen serves as the Chair of the Compensation Committee. Each of the committee members are non-employee directors, as defined in Rule

16b-3 promulgated under the Exchange Act and are “outside directors,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Board of Directors has determined that each of the committee members are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The Compensation Committee met five times during 2022. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.senseibio.com.

The principal duties and responsibilities of our Compensation Committee include:

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•	setting the compensation and other terms of employment of our Chief Executive Officer and our other executive officers;
•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets an average of once every quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged the Human Capital Solutions (HCS) Practice of Aon Corporation (formerly named) as compensation consultants. Our Compensation Committee identified Radford based on HCS’s general reputation in the industry. The Compensation Committee requested that HCS:

●	assist in providing competitive compensation data for all of the Company’s executive positions;
●	assess the degree to which the Company’s current compensation strategy and practices aligns with market practices for all of the Company’s executive positions;
●

review all elements of pay including base salary, short-term incentives, total cash compensation, long-term incentives, pay mix, ownership levels and equity retention for all of the Company’s executive positions; and

●	propose go-forward changes relating to executive cash and equity compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of five directors: Mr. Ringo and Drs. Broder, Vojta, Peyer and English. Dr. Broder serves as the Chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met twice during 2022. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.senseibio.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying, reviewing, evaluating and recommending candidates to serve on our Board of Directors;
•	determining the minimum qualifications for service on our Board of Directors;
•	evaluating director performance on the Board of Directors and applicable committees of the board and determining whether continued service on our board is appropriate;
•	evaluating nominations by stockholders of candidates for election to our Board of Directors;
•	considering and assessing the independence of members of our Board of Directors;
•	evaluating our set of corporate governance policies and principles and recommending to our Board of Directors any changes to such policies and principles;
•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;
•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Corporate Governance Committee believes that it is essential that the board members represent diverse viewpoints. To accomplish the Board’s diversity objectives, the Nominating and Governance Committee may retain an executive search firm to help identify potential directors that meet these objectives.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Secretary, Sensei Biotherapeutics, Inc., 1405 Research Blvd, Suite 125, Rockville, Maryland 20850, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name, age, business address and residence address of the proposed candidate; (4) a description of the proposed candidate’s principal occupation or employment; (5) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such proposed candidate; and (6) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Science and Technology Committee

The Science and Technology Committee is composed of four directors: Drs. Broder, English, Peyer and Vojta. Dr. English serves as the Chair of the Science and Technology Committee. The Science and Technology Committee met three times during 2022. The Board has adopted a written Science and Technology Committee charter that is available to stockholders on the Company’s website at www.senseibio.com.

The Science and Technology Committee’s responsibilities include:

•
advising the Board of Directors regarding endorsement of current and planned research and development programs, validating timelines, budget and key milestones;
•
monitoring and advising the Board of Directors about the progress on the approved research and development activities;
•
advising the Board of Directors regarding the scientific merit of pipeline programs and technologies for licensing and acquisition opportunities;
•
providing advice regarding emerging science, therapeutic trends and foreseeable opportunities;
•
providing advice to our scientific team on aspects of our research and development, preclinical and clinical programs; and
•
reviewing and evaluating on an annual basis the performance of the Science and Technology Committee and the Science and Technology Committee charter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors or the director in care of Sensei Biotherapeutics, Inc., 1405 Research Blvd, Suite 125, Rockville, Maryland 20850, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board of Directors. The purpose of this screening is to allow the Board of Directors to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Sensei Biotherapeutics, Inc., 1405 Research Blvd, Suite 125, Rockville, Maryland 20850. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation, Nominating and Corporate Governance or Science and Technology Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.senseibio.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In connection with our initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors, and considers corporate governance trends and best practices in our industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees for professional services rendered to the Company for the years ended December 31, 2022 and 2021 by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

There were no other fees for the years ended December 31, 2022 and 2021.

	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2021
Audit fees(1)	$611,867	$616,832
Tax fees(2)	73,228	43,597
Total	$685,095	$660,429
(1)
Audit fees consists of fees billed or incurred for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports.
(2)
Tax fees includes services related to the preparation or review of the U.S. federal, state and local tax returns, and other advisory and professional services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, Deloitte & Touche LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

All of the services of Deloitte & Touche LLP for the years ended December 31, 2022 and 2021 described above were pre-approved in accordance with the Audit Committee Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers:

Name	Position

John Celebi	President, Chief Executive Officer and Director
Erin Colgan	Chief Financial Officer
Patrick Gallagher	Chief Business Officer
Edward van der Horst, Ph.D.	Chief Scientific Officer

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information as of the date hereof with respect to our executive officers who are not directors:

Erin Colgan, age 42

Erin Colgan has served as our Chief Financial Officer since January 2022 and previously served as our Senior Vice President of Finance and Administration from July 2020 to December 2021. Prior to joining us, Ms. Colgan served as the Vice President of FP+A and Commercial Planning at Intarcia Therapeutics from August 2019 to June 2020. Prior to Intarcia, from 2010 to August 2019, Ms. Colgan held various roles of increasing responsibility at Vertex Pharmaceuticals, most recently as Senior Director, FP+A and Global Revenue. Ms. Colgan began her career in public accounting at PricewaterhouseCoopers where she worked in both audit and business development. Ms. Colgan holds a B.A. in Accounting from the University of Massachusetts, Amherst.

Patrick Gallagher, age 43

Patrick Gallagher has served as our Chief Business Officer since June 2022. Prior to joining us, Mr. Gallagher served as a Managing Director of Binney Street Partners from October 2020 to June 2022, where he supported transactions, financings and partnerships for private and publicly traded biotechnology and pharmaceutical companies. Prior to Binney Street Partners, Mr. Gallagher was a Principal with Aquilo Partners, a boutique investment bank, from March 2018 to 2020. Prior to Aquilo Partners, from 2016 to 2018, he served as Senior Director of Business Development for Radius Health. Prior to that, he served in multiple strategy and transaction roles for AbbVie from 2014 to 2016, Flagship Pioneering from 2010 to 2014 and AMAG Pharmaceuticals from 2009 to 2010. Mr. Gallagher earned a B.A. in psychology from Ohio Wesleyan University, and both an M.B.A. and M.P.H. from Boston University.

Edward van der Horst, Ph.D., age 50

Edward van der Horst, Ph.D. has served as our Chief Scientific Officer since December 2022. Dr. van der Horst previously served as our Senior Vice President of Biologics Discovery and Early Development from October 2021 to December 2022 and as our Vice President of Preclinical Development from September 2019 to October 2021. Prior to joining us, Dr. van der Horst served as Vice President, Discovery Biology & Preclinical Drug Development at Zenith Epigenetics Ltd., a clinical stage oncology company, from 2017 to August 2019. Prior to Zenith Epigenetics, from 2010 to 2017, he served in various roles at Igenica Biotherapeutics, Inc., an immunotherapy company, including as Senior Director of Preclinical Development. Dr. van der Horst attended the University of Dusseldorf, holds a M.Sc. in Chemistry from Ludwig-Maximilians-Universitat Munchen and a Ph.D. in Biochemistry and Molecular Biology from Max-Plank-Institute for Biochemistry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 8, 2023 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options that are either immediately exercisable or exercisable within 60 days of June 8, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for persons listed in the table is c/o Sensei Biotherapeutics, Inc., 1405 Research Blvd, Suite 125, Rockville, Maryland 20850.

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
Greater than 5% Stockholders:
Cambrian BioPharma Inc. (2)	5,283,914	19.9%
H&S Investments I LP (3)	4,441,624	16.7
Newtyn Management, LLC (4)	1,540,920	5.8

Named Executive Officers and Directors:
John Celebi (5)	891,691	3.3
Erin Colgan (6)	146,365	*
Robert Pierce, M.D. (7)	257,483	0.961
Edward van der Horst, Ph.D. (8)	156,831	*
William Ringo (9)	25,910	*
Sam Broder, M.D. (10)	53,049	*
Thomas Ricks (11)	390,062	1.5
James Peyer, Ph.D. (2)	5,283,914	19.9
Robert Holmen (12)	92,715	*
Kristian Humer (13)	30,127	*
Jessie English, Ph.D. (14)	31,979	*
Deneen Vojta, M.D. (15)	32,904	*
All current directors and executive officers as a group (12 persons)	7,208,610	25.5

*Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and filings with the SEC, if any, including Schedules 13D and 13G and Section 16 filings. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,530,450 shares outstanding on June 8, 2023, adjusted as required by rules promulgated by the SEC.
(2)
This information has been obtained from a Schedule 13G/A filed on February 14, 2023 by Cambrian BioPharma Inc. (“Cambrian”) and James Peyer. Consists of 5,235,956 shares of common stock and 45,356 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023. Cambrian is a Delaware corporation and Dr. Peyer serves as Cambrian’s Chief Executive Officer. In such capacity Dr. Peyer may direct the voting and disposition of the shares held by Cambrian, subject in certain instances to the approval of Cambrian’s board of directors. Cambrian’s business address is 228 Park Avenue S. #66643, New York, New York 10003.
(3)
This information has been obtained from a Schedule 13G filed on February 14, 2022 by entities and individuals associated with H&S Investments I LP (“H&S”). Consists of 4,426,000 shares of common stock and warrants exercisable for 15,624 shares of common stock held by H&S Investments I, L.P. H&S Ventures, LLC, its general partner, and Michael Schulman, manager of

H&S Ventures, may be deemed to have voting and dispositive power with respect to the shares held. The principal business address of H&S Investments I, L.P. is 2101 E Coast Highway 3rd Floor Corona Del Mar, CA 92625.
(4)
This information has been obtained from a Form 13F Holdings Report filed on May 15, 2023 by Newtyn Management, LLC. The principal business address of Newtyn Management, LLC is 60 East 42nd Street, 9th Floor, New York, NY 10165.
(5)
Consists of 4,210 shares of common stock, 65,368 RSUs that vest within 60 days following June 8, 2023 and 822,113 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(6)
Consists of 9,686 shares of common stock, 35,296 RSUs that vest within 60 days following June 8, 2023 and 101,383 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(7)
Consists of 3,000 shares of common stock, 5,250 RSUs that vest within 60 days following June 8, 2023 and 249,233 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(8)
Consists of 9,473 shares of common stock, 27,240 RSUs that vest within 60 days following June 8, 2023 and 120,118 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(9)
Consists of 12,977 RSUs that vest within 60 days following June 8, 2023 and 12,933 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(10)
Consists of 4,466 RSUs that vest within 60 days following June 8, 2023 and 45,981 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(11)
Consists of 334,931 shares of our common stock and a warrant to purchase 1,457 shares of our common stock held by Ricks Family Trust, 4,466 RSUs that vest within 60 days following June 8, 2023 and 49,208 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023 held by Thomas Ricks. Thomas Ricks is a trustee of the Ricks Family Trust and accordingly may be deemed to have voting and dispositive power with respect to the shares held by Ricks Family Trust.
(12)
Consists of 16,666 shares of common stock, 4,466 RSUs that vest within 60 days following June 8, 2023 and 71,583 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(13)
Consists of 4,466 RSUs that vest within 60 days following June 8, 2023 and 25,661 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(14)
Consists of 4,466 RSUs that vest within 60 days following June 8, 2023 and 27,513 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.
(15)
Consists of 4,466 RSUs that vest within 60 days following June 8, 2023 and 28,438 shares issuable pursuant to stock options exercisable within 60 days following June 8, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of our records and representations made by our directors and officers and certain of our more than 10% stockholders regarding their filing obligations, we believe that during the year ended December 31, 2022, our directors, executive officers and more than 10% stockholders complied with all applicable Section 16(a) filing requirements, other than one Form 4 that was filed late on February 8, 2022 by each of Cambrian BioPharma, Inc. and Dr. Peyer, one Form 4 that was filed late on July 19, 2022 by Apeiron Investment Group Ltd. and one amendment to a Form 4 that was filed on September 1, 2022 to amend a Form 4 previously filed on February 17, 2022 to correct the number of shares owned by Robert Pierce, our former Chief R&D Officer.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer, our next two most highly compensated executive officers, and one former executive officer who would have been within the next two most highly compensated executive officers had he been serving as an executive officer as of December 31, 2022, for the fiscal year ended December 31, 2022 were:

•
John Celebi, our President and Chief Executive Officer;
•
Erin Colgan, our Chief Financial Officer;
•
Edward van der Horst, Ph.D., our Chief Scientific Officer; and
•
Robert Pierce, Ph.D., our former Chief R&D Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal years ended December 31, 2022 and 2021:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John Celebi	2022	512,500	231,770	537,420	228,016	(4)	59,176	(7)	1,568,882
President and Chief Executive Officer	2021	487,068	—	6,116,715	264,000		41,912		6,909,695

Erin Colgan	2022	410,000	90,300	206,188	132,020	(5)	16,808	(8)	855,316
Chief Financial Officer	2021	317,812	—	764,586	123,600		11,780		1,217,778

Edward van der Horst, Ph.D.(2)	2022	326,923	63,210	146,327	103,543	(6)	14,401	(9)	654,404
Chief Scientific Officer

Robert Pierce, M.D. (3)	2022	421,154	90,300	298,251	—		377,572	(10)	1,187,277
Former Chief R&D Officer	2021	410,000	—	1,620,922	167,700		62,791		2,261,413

(1)
The amounts disclosed represent the aggregate grant date fair value of the awards granted to our named executive officers during 2022 under our 2021 Equity Incentive Plan (the “2021 Plan”), computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Form 10-K, filed with the SEC on March 29, 2023. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(2)
Dr. van der Horst was promoted to Chief Scientific Officer and became an executive officer in December 2022.
(3)
In December 2022, we notified Dr. Pierce that his employment would terminate, effective December 7, 2022.
(4)
Consists of (i) $152,771 paid in cash and (ii) $75,245 paid in the form of restricted stock units ("RSUs").
(5)
Consists of (i) $88,453 paid in cash and (ii) $43,567 paid in the form of RSUs.
(6)
Consists of (i) $69,374 paid in cash and (ii) $34,169 paid in the form of RSUs.
(7)
Includes a housing allowance of $37,951, vehicle allowance, life insurance premiums, cell phone reimbursement and 401(k) plan matching contributions of $10,605.
(8)
Includes life insurance premiums, cell phone reimbursement, legal fee reimbursement, commuter benefits and 401(k) plan matching contributions of $11,644.
(9)
Includes life insurance premiums, cell phone reimbursement, legal fee reimbursement, commuter benefits and 401(k) plan matching contributions of $11,039.
(10)
Includes a cash severance payment of $337,500, COBRA premium payments of $25,263, life insurance premiums, travel expense reimbursement and 401(k) plan matching contributions.

Outstanding Equity Awards as of December 31, 2022

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2022:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested (8)
John Celebi	2/15/2022	-	161,600	(1)	$4.30	2/15/2032	53,900	$80,311	(7)
	2/4/2021	190,971	225,695	(2)	$19.00	2/3/2031
	2/15/2020	396,223	163,152	(3)	$3.22	8/4/2030
	2/22/2018	26,666	-		$122.88	4/1/2028
Erin Colgan	2/15/2022	-	62,000	(1)	$4.30	2/15/2032	21,000	$31,290	(7)
	2/4/2021	23,871	28,212	(2)	$19.00	2/3/2031
	8/5/2020	37,760	24,740	(4)	$3.22	8/4/2030
Edward van der Horst, Ph.D.	2/15/2022	-	44,000	(1)	$4.30	2/15/2032	14,700	$21,903	(7)
	10/8/2021	5,832	14,168	(5)	$8.69	10/31/2031
	2/4/2021	33,419	39,497	(2)	$19.00	2/3/2031
	2/15/2020	39,105	16,103	(3)	$3.22	8/4/2030
	9/3/2019	2,539	586		$16.32	9/2/2029
Robert Pierce, M.D.	2/15/2022	-	62,000	(1)	$4.30	2/15/2032	21,000	$31,290	(7)
	2/4/2021	50,607	59,809	(2)	$19.00	2/3/2031
	3/18/2020	520	-		$122.38	8/4/2030
	1/22/2019	143,228	65,105	(6)	$3.22	1/21/2029
(1)
The unvested shares underlying this option vest 25% on February 15, 2023 and thereafter in 36 equal monthly installments until February 15, 2026, subject to the officer’s continued service through each applicable vesting date.
(2)
The unvested shares underlying this option vest in 26 equal monthly installments until February 15, 2025, subject to the officer’s continued service through each applicable vesting date.
(3)
The unvested shares underlying this option vest in 14 equal monthly installments until February 15, 2024, subject to the officer’s continued service through each applicable vesting date.
(4)
The unvested shares underlying this option vest in 19 equal monthly installments until July 13, 2024, subject to the officer’s continued service through each applicable vesting date.
(5)
The unvested shares underlying this option vest in 33 equal monthly installments until October 8, 2025, subject to the officer’s continued service through each applicable vesting date.
(6)
The unvested shares underlying this option vest in 15 equal monthly installments until March 18, 2024, subject to the officer’s continued service through each applicable vesting date.
(7)
The unvested shares underlying this RSU vest 25% on February 15, 2023, and thereafter in 3 equal annual installments until February 15, 2026, subject to the officer’s continued service through each applicable vesting date.
(8)
The market value amount is calculated based on the closing price of our common stock of $1.49 per share on December 30, 2022.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. Our Compensation Committee generally strives to set cash compensation at approximately the 50th percentile of our peer company data for comparable positions and total equity award value between the 50th and 75th percentile, though variations on this pay positioning may occur from year to year.

The Compensation Committee of our Board of Directors has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Celebi’s annual base salary was $500,000 from January 1, 2022 to February 28, 2022 and was $515,000 from March 1, 2022 to December 31, 2022. Ms. Colgan’s annual base salary, which was adjusted in connection with her appointment to Chief Financial Officer effective January 2022, was $410,000 at all relevant dates in 2022. Dr. van der Horst’s annual base salary was $325,000 from January 1, 2022 to December 6, 2022 and $350,000 from December 7, 2022 to December 31, 2022 (with such increase approved in connection with his promotion to Chief Scientific Officer). Dr. Pierce's annual base salary was $450,000 at all relevant dates in 2022.

Annual Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations and individual performance for each fiscal year. Our named executive officers are eligible to receive annual bonuses of up to a percentage of the applicable executive’s gross base salary based on performance metrics, as determined by our board of directors. For 2022, the target bonus for each of Mr. Celebi, Ms. Colgan and Dr. van der Horst was 55%, 40% and 35%, respectively, of their respective base salaries. Dr. Pierce’s target bonus was 40%, but he did not receive a bonus for 2022 because his employment ended during 2022. For 2023, the target bonus for Mr. Celebi is 55% and for each of Ms. Colgan and Dr. van der Horst is 40% of their respective base salaries. Dr. van der Horst’s target bonus percentage was increased in 2023 compared to 2022 as a result of his promotion to Chief Scientific Officer.

The actual performance-based annual bonus paid, if any, has historically been calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board or Compensation Committee for such year, and the percentage attainment of individual goals. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. After the end of the year, the Compensation Committee reviews our performance against our goals and approves the extent to which our executives achieved each of our corporate and individual goals, as applicable, and, for each named executive officer, the amount of the bonus awarded.

Our 2022 corporate goals consisted of research and development, business development and financial objectives. In early 2023, the Compensation Committee determined that the 2022 corporate goals were achieved at a 80.5% level. After considering the achievement of the 2022 corporate goals together with individual goals where applicable, the Compensation Committee awarded Mr. Celebi, Ms. Colgan and Dr. van der Horst 80.5%, 80.5% and 84.5% of their target bonuses, respectively, for the year ended December 31, 2022. The actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

In connection with the approval of annual bonuses for the achievement of 2022 corporate goals, the Compensation Committee approved a one-time deviation in the method of payment of annual bonuses, pursuant to which certain members of our management team, including our named executive officers, were paid one-third of their annual bonuses in the form of RSUs in lieu of cash. The Compensation Committee approved this change in line with the belief that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and stockholders. In addition, awarding a portion of the annual bonuses in equity is anticipated to help preserve our cash for the continued development of our pipeline. The Compensation Committee effected this change for the 2022 performance period only.

Accordingly, the Compensation Committee approved the following annual bonuses for 2022 for the Company’s named executive officers, which are based on a partial achievement of 2022 corporate goals:

		Number of Shares of Common Stock
Name	Cash (2/3 of Total Bonus)	underlying RSUs (1/3 of Total Bonus)
John Celebi	$152,771	51,893
Erin Colgan	$88,453	30,046
Edward van der Horst, Ph.D.	$69,374	23,565

The RSUs were fully vested as of the grant date, February 15, 2023, and granted pursuant to the standard form of RSU grant notice and award agreement in substantially the form previously approved by the Board.

Equity-Based Incentive Awards

We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

We award equity awards broadly to our employees. Grants to our executives and other employees are made at the discretion of our board of directors and Compensation Committee.

Prior to 2022, we only used stock option grants for this purpose because we believed they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. The use of stock options also can provide tax and other advantages to our executive officers relative to other forms of equity compensation.

Beginning in 2022, we introduced a mix of RSUs and stock options for compensating our employees. In January 2022, Mr. Celebi, Ms. Colgan, Dr. van der Horst and Dr. Pierce were granted annual equity grants consisting of 53,900, 21,000, 21,000 and 21,000 RSUs, respectively, and stock options to purchase 161,600 shares, 62,000 shares, 44,000 shares and 62,000 shares, respectively, each effective as of February 15, 2022. The RSUs vest in four equal installments on February 15, 2023, February 15, 2024, February 15, 2025 and February 15, 2026, subject to the officer’s continuous service as of the applicable vesting date. One-fourth of the shares underlying the stock options vest on February 15, 2023, with the remainder vesting monthly over the remaining 36 months.

For additional information about equity grants made historically to our named executive officers, please see “—Outstanding Equity Awards as of December 31, 2022” above.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during fiscal 2022.

Termination or Change in Control Benefits

Each of our named executive officers’ employment agreements entitles them to certain benefits upon a qualifying termination. For additional discussion, please see “Employment Agreements with our Named Executive Officers.”

Health and Welfare; Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances (including Mr. Celebi’s housing and vehicle allowances and Dr. Pierce’s housing and moving allowances).

401(k) Plan

We maintain a safe harbor 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits of the Code, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, make matching contributions or discretionary contributions to the 401(k) plan up to a maximum of 4% of such employee’s annual compensation. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employment Agreements with our Named Executive Officers

Below are descriptions of our employment agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Furthermore, each of our named executive officers has executed a form of our standard proprietary information and inventions assignment agreement. The key terms of the employment agreements with our named executive officers, including potential payments upon termination or change of control, are described below.

Employment Agreements

We have entered into employment agreements with our named executive officers, which for Mr. Celebi became effective upon the closing of our initial public offering. Our employment agreement with Ms. Colgan was amended and restated effective January 1, 2022 in connection with her appointment as our Chief Financial Officer. Our employment agreement with Dr. van der Horst was most recently amended and restated effective December 7, 2022 in connection with his appointment as our Chief Scientific Officer. The agreements generally provide for at-will employment and set forth the named executive officer’s base salary, target bonus and eligibility for employee benefits and severance benefits upon a qualifying termination of employment.

The employment agreements provide that, subject to certain conditions and limitations, upon the termination of the employment of an eligible executive officer without Cause or resignation for Good Reason (each, as defined in the employment agreements) not in connection with a Change in Control (as defined in each employment agreement):

•

Mr. Celebi will be eligible to receive a cash severance benefit equal to 12 months’ base salary; Ms. Colgan and Dr. van der Horst will be eligible to receive a cash severance benefit equal to nine months’ base salary; and

•	each executive officer shall be eligible to receive COBRA premiums for the applicable length of the severance period as described above.

In addition, the employment agreements provide that, subject to certain conditions and limitations, upon the termination of the employment of an eligible executive officer without Cause or resignation for Good Reason (each, as defined in the employment agreements) within 12 months following a Change in Control:

•

Mr. Celebi will be eligible to receive a cash severance benefit equal to 18 months’ base salary and 150% of his target bonus; Ms. Colgan and Dr. van der Horst will be eligible to receive a cash severance benefit equal to 12 months’ base salary and 100% of the officer’s target bonus;

•	such executive officer shall be eligible to receive COBRA premiums for the applicable length of the severance period as described above; and

•	all unvested equity awards held by such executive officer will become immediately vested and fully exercisable.

The severance benefits described above are conditioned upon the executive officer’s execution and non-revocation of a separation agreement, including a release of claims, and compliance with certain restrictive covenants.

Severance Benefits for Dr. Pierce

Our employment agreement with Dr. Pierce became effective upon the closing of our initial public offering. In December 2022, we notified Dr. Pierce that his employment as Chief R&D Officer of the Company would terminate, effective as of December 7, 2022. In accordance with his employment agreement, contingent upon Dr. Pierce’s execution of a separation agreement, including a release of claims and compliance with certain restrictive covenants, Dr. Pierce was provided severance benefits consisting of an amount equal to Dr. Pierce’s then-current salary for nine months and continued COBRA premiums for nine months.

Consulting Agreement with Dr. Pierce

In addition to the above, in connection with Dr. Pierce's separation of employment he agreed to serve as a consultant for the Company, effective December 7, 2022. In connection therewith, we entered into a consulting agreement with Dr. Pierce’s consulting entity, pursuant to which Dr. Pierce provides consulting services to the Company (the “Consulting Agreement”), including the following compensation terms: (i) a 6-month cash retainer at $12,800 per month for up to 32 hours of consulting services per month, with an hourly rate of $400 per hour if the consulting services exceed 32 hours (the “Retainer Period”), (ii) an hourly rate of $500 per hour for up to 8 hours of consulting services per week following the Retainer Period and (iii) continued vesting of outstanding equity awards held by Dr. Pierce during the term of the Consulting Agreement, and an extension of the exercise period for Dr. Pierce’s outstanding stock options (as of the effective date of the Consulting Agreement, and to the extent then-vested and that subsequently become vested) to the latter of (A) December 7, 2025 or (B) until such time as provided for in the applicable equity plan and Dr. Pierce’s applicable option award agreement.

Policy on Hedging and Speculative Trading

Our insider trading and window period policy prohibits directors, officers and employees from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our stock at any time.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned or paid to our non-employee directors during the year ended December 31, 2022. John Celebi, our President and Chief Executive Officer, is also a member of our Board of Directors, but did not receive any additional compensation for his service as a director. Mr. Celebi’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All other Compensation ($)	Total ($)
Sam Broder, M.D	$46,750	$9,155	$23,378		$79,283
Jessie English, Ph.D.	$46,500	$9,155	$23,378		$79,033
Bob Holmen	$52,500	$9,155	$23,378	$2,377	$87,410
Kristian Humer	$42,500	$9,155	$23,378		$75,033
James Peyer, Ph.D.	$54,750	$9,155	$23,378	$1,644	$88,928
William Ringo (4)	$64,297	$62,100	$73,683		$200,080
Tom Ricks	$55,000	$9,155	$23,378	$6,062	$93,596
Deneen Vojta, M.D.	$47,750	$9,155	$23,378	$1,326	$81,610
(1)
Amounts reported represent the aggregate grant date fair value of option awards granted to our directors during 2022 under our 2021 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Form 10-K, filed with the SEC on March 29, 2023. These amounts do not reflect the actual economic value that may be realized by the non-employee director.
(2)
Represents (other than for Mr. Ringo) 4,466 RSUs granted on June 10, 2022, and for Mr. Ringo 18,933 RSUs granted on March 8, 2022. As of December 31, 2022, Dr. Broder, Dr. English, Mr. Holmen, Mr. Humer, Dr. Peyer, Mr. Ricks and Dr. Vojta each held 4,466 RSUs and Mr. Ringo held 18,933 RSUs.
(3)
Represents (other than for Mr. Ringo) an option to purchase 14,550 shares of our common stock granted on June 10, 2022 at an exercise price of $2.05 per share, and for Mr. Ringo an option to purchase 29,100 shares of our common stock granted on March 8, 2022, at an exercise price of $3.08 per share. As of December 31, 2022, Dr. Broder, Dr. English, Mr. Holmen, Mr. Humer, Dr. Peyer, Mr. Ringo, Mr. Ricks and Dr. Vojta held options to purchase 51,361, 31,217, 74,361, 31,217, 50,736, 29,100, 51,986 and 31,216 shares of our common stock, respectively.
(4)
Mr. Ringo joined our board of directors in March 2022.

Non-Employee Director Compensation Policy

2022 Non-Employee Director Compensation Policy

Following recommendation from the compensation committee, in April 2022 our Board of Directors amended our non-employee director compensation policy. As amended, each such non-employee director receives the compensation described below for service on our board of directors:

Cash compensation. We pay each of our non-employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	35,000
Additional retainer for independent chair	35,000
Additional retainer for audit committee chair	15,000
Additional retainer for audit committee non-chair member	7,500
Additional retainer for compensation committee chair	15,000
Additional retainer for compensation committee non-chair member	5,000
Additional retainer for nominating and corporate governance committee chair	8,000
Additional retainer for nominating and corporate governance committee non-chair member	4,000
Additional retainer for science and technology committee chair	10,000
Additional retainer for science and technology committee non-chair member	5,000

Initial equity award. Each new non-employee director elected or appointed to our board of directors will be granted (i) an option to purchase 29,100 shares of our common stock, vesting in 36 substantially equal monthly installments following the grant date, and (ii) 8,933 RSUs, vesting in equal annual installments over a three year period following the grant date.

In addition, if an independent chair is elected or appointed to the Board, the independent chair will be granted an additional 10,000 RSUs, vesting in full on the first anniversary of the date of grant.

Annual equity awards. On the date of each annual meeting of stockholders of our company, each non-employee director who has served as a non-employee director for at least six months prior to such stockholder meeting and who will continue to serve on our board of directors will be granted (i) an option to purchase 14,550 shares of our common stock, vesting in monthly installments such that the option is fully vested on the earlier of the first anniversary of the grant date or the date of our next annual stockholder meeting, and (ii) 4,466 RSUs, vesting in full on the first anniversary of the date of grant.

All equity awards held by a non-employee director will vest in full upon a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information regarding our equity compensation plans in effect as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,549,288	(1)	$8.80	(2)	3,138,831	(3)
Equity compensation plans not approved by security holders	469,266		$9.46		—
Total	4,018,554				3,138,831
(1)
Includes shares issuable upon exercise of outstanding options under our 2018 Plan and 2021 Plan.
(2)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of common stock underlying RSUs, which have no exercise price. There are no warrants outstanding under our equity compensation plans.
(3)
Consists of shares available under the 2021 Plan and our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2022. On January 1 of each year, the number of shares reserved under the 2021 Plan and the ESPP is automatically increased by 4.0% and 1.0%, respectively, of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our board of directors. In December 2022, with respect to the 2021 Plan only the board of directors determined that the automatic increase of available shares for calendar year 2023 would be reduced from 4.0% to 1.0% of the Company's capital stock. As a result, an additional 307,641 shares and 307,641 shares were added to the number of available shares under the 2021 Plan and ESPP, respectively, effective January 1, 2023.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•
the risks, costs and benefits to us;
•
the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•
the availability of other sources for comparable services or products; and
•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

Certain Related Party Transactions

Except as described below, there have been no transactions since January 1, 2021 to which we have been a participant in which the amount involved exceeded or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed years, and in which any of our then directors, executive officers or holders of more than 5% of our common stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation” and “Director Compensation Table.”

Series BB Convertible Preferred Stock Financing

From December 2020 through January 2021, we issued an aggregate of 165,956,208 shares of our Series BB convertible preferred stock at a purchase price of $0.207383 per share for an aggregate gross proceeds of $34.4 million in cash. The following table summarizes purchases of convertible preferred stock by holders of more than five percent of our voting securities and their affiliated entities, our directors and our executive officers.

Name	Series BB Preferred Stock(1)
Cambrian BioPharma, Inc.	4,821,996
Entities affiliated with Future Ventures	8,679,592
Entities affiliated with Apeiron Investment Group, Ltd	28,931,976
Ricks Family Trust	3,037,849
(1)
Upon the closing of our initial public offering, each share of our Series BB preferred stock converted into one share of common stock.

Investors’ Rights Agreement

We are party to an investors’ rights agreement (the “IRA”) with certain holders of our convertible preferred stock, including our 5% stockholders and their affiliates. The IRA provides these stockholders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, and also the right to obligate us to an agreement to provide for additional rights to demand that we file a registration statement or request that their shares be covered by a registration statement that we have filed and maintain as effective.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Consulting Agreement

In December 2020, we entered into a consulting agreement with Apeiron Advisory Ltd. (“Apeiron Advisory”), an affiliate of Presight Sensei Co-Invest Fund, L.P., one of the holders of more than 5% of our voting securities. Pursuant to the consulting agreement, Apeiron Advisory provided us with strategic and development-related advice in exchange for a one-time retaining fee of $1.5 million, which we paid to Apeiron Advisory in January 2021.

Service Agreement with Hope Farms Research

In April 2021, we entered into a Service Agreement (the “Service Agreement”) with Hope Farms Disco Bay LLC (“Hope Farms”), pursuant to which Hope Farms provides services to us related to research activities. The Chief Executive Officer of Hope Farms, Mai Hope Le, is the wife of Dr. Pierce, our former Chief Research and Development Officer, and Dr. Pierce is a co-founder and member of Hope Farms. In exchange for the services provided pursuant to the Service Agreement, we paid $150,869 and $130,578 to Hope Farms during 2022 and 2021, respectively. In October 2022, the Company and Hope Farms agreed to terminate the Service Agreement.

Service Agreement with Binney Street Partners

During 2022, we entered into a service agreement with Binney Street Partners LLC (“Binney Street Partners”) to provide business development services (the “BSP Service Agreement”). The Company subsequently hired Patrick Gallagher, who was a managing partner of Binney Street Partners, to serve as the Company's Chief Business Officer, effective June 1, 2022. In exchange for the services provided pursuant to the BSP Service Agreement, we paid $223,372 to Binney Street Partners during 2022. In September 2022, the Company and Binney Street Partners agreed to terminate the BSP Service Agreement, effective as of August 11, 2022.

Purchase Agreement with Apeiron Investment Group and Affiliates

On May 23, 2023, we entered into a Purchase Agreement (the “Purchase Agreement”) with Apeiron Investment Group Ltd., Presight Sensei Co-Invest Fund, L.P., Presight Sensei Co-Invest Management, L.L.C., Christian Angermayer, Apeiron SICAV Ltd. - Presight Capital Fund ONE, and Altarius Asset Management Ltd. (collectively, the “Apeiron Parties”). At the time of the execution of the Purchase Agreement the Apeiron Parties collectively held more than 5% of our voting securities.

Pursuant to the Purchase Agreement, we agreed to purchase 4,454,248 shares of the Company’s common stock (the “Purchased Shares”) from certain of the Apeiron Parties (the “Sellers”) for a purchase price of $1.58 per share. The Purchased Shares constitute the Apeiron Parties’ entire beneficial ownership of the Company’s common stock.

Apeiron Investment Group Ltd. also agreed to withdraw its notice of intent to nominate director candidates for election to the Company’s Board of Directors at the 2023 Annual Meeting, effective upon the closing of the purchase of the Purchased Shares (the “Closing”). The Closing occurred on June 1, 2023 and Apeiron Investment Group Ltd. has withdrawn its nomination of director candidates for election to our Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Sensei Biotherapeutics, Inc., Attn: Secretary, 1405 Research Blvd, Suite 125, Rockville, Maryland 20850. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Christopher W. Gerry

Christopher W. Gerry

General Counsel and Secretary

Dated: June 15, 2023

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available without charge upon written request to: Corporate Secretary, Sensei Biotherapeutics, Inc., 1405 Research Blvd, Suite 125, Rockville, Maryland 20850.

Company logo P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/SNSECast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-284-5317 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/SNSE Sensei Biotherapeutics, Inc. Annual Meeting of Stockholders For Stockholders of record as of June 15, 2023 TIME: Monday, July 10, 2023 11:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/SNSE for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John Celebi and Erin Colgan (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sensei Biotherapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sensei Biotherapeutics, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FORON PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect the Board's nominees, Bob Holmen, Kristian Humer and Deneen Vojta, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders. FOR WITHHOLD 1.01 Bob Holmen P2 P2 FOR 1.02 Kristian Humer P3 P3 FOR 1.03 Deneen Vojta P4 P4 FOR FOR AGAINST ABSTAIN 2. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023. P5 P5 P5 FOR 3. To conduct any other business properly brought before the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/SNSE Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date